UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

GLENBOROUGH REALTY TRUST INCORPORATED

(Exact name of Registrant as Specified in Charter)

Maryland	001-14162	94-3211970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Ste. 1100, San Mateo, California 94402

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 343-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06. MATERIAL IMPAIRMENTS.

On April 6, 2005, Glenborough Realty Trust Incorporated announced that, after an in-depth review of its portfolio on an asset-by-asset basis, authorized officers of the Company determined on March 31, 2005 to dispose of assets in its non-core markets and, accordingly, the Company has reduced the intended holding period of 21 non-core assets to two years or less. When combined with three additional assets sold during the first quarter, the net gain on sale for all 24 assets is projected to be approximately $24 million. Consistent with SFAS No. 144, the Company will recognize an unaudited charge for impairment of approximately $58 million or $1.48 per diluted common share for 11 assets in the first quarter. The Company projects gains on sale of approximately $82 million for 13 assets to be recognized when the assets are sold.

The following list of 24 assets includes 21 assets for which the holding period has been reduced, as well as 3 assets which were sold in the first quarter of 2005.

Property	Market	Square Footage
Oak Brook International Center	Chicago	98,431
Oakbrook Terrace Corp Ctr III	Chicago	232,052
Columbia Centre II	Chicago	150,133
Embassy Plaza	Chicago	140,744
Navistar – Chicago	Chicago	474,426
University Club Tower	St. Louis	272,376
Woodlands Plaza	St. Louis	81,853
Woodlands Tech	St. Louis	98,037
Riverview Office Tower	Minneapolis	227,129
Bryant Lake	Minneapolis	171,359
Osram Building	Indianapolis	45,265
Park 100 Industrial	Indianapolis	102,400
Capitol Center	Des Moines	165,127
One Pacific Place	Omaha	128,392
J.I. Case – Kansas City	Kansas City	199,750
Leawood Office Building	Kansas City	92,787
Thousand Oaks	Memphis	420,177
Northglenn Business Center	Denver	65,000
Lake Point Business Park	Tampa/Orlando	134,320
Fairfield Business Quarters	New Jersey	42,792
Vreeland Business Center	New Jersey	133,090
Rockwall I and II	Washington D.C.	342,739
Palms Bus. Center IV & North	Las Vegas	129,501
Hayward Land	Hayward	27.94 acres

Certain statements in this Form 8-K are forward-looking statements within the meaning of federal securities laws, including (i) the Company projects that the net gain on sale for all 24 assets will be approximately $24 million, (ii) the Company will recognize an unaudited charge for impairment of approximately $58 million for 11 assets in the first quarter, and (iii) the Company projects gains on sale of approximately $82 million for 13 assets to be recognized when the assets are sold. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include: our inability to locate suitable buyers for the listed assets who are ready, willing and able to close transactions at the sales price we anticipate; increased costs of financing cause a reduction in demand for commercial properties and therefore a reduction in the market value of the listed assets; the effect of any future impairment charges associated with asset disposition or market conditions; our inability to lease, on a timely basis, unoccupied space and to re-lease occupied space upon lease expiration at the rental rates we expect; changes in market rental rates for office space negatively affect the value of the listed assets; lower than expected retention of existing tenants negatively affects the value of the listed assets; and our inability to locate and acquire suitable property at reasonable prices in our core markets. Given these uncertainties, readers are cautioned not to place undue reliance on such statements. All forward-looking statements are based on information available to the Company on the date hereof and we assume no obligation to update or supplement any forward looking-statement. Additional information concerning factors that could cause results to differ can be found in our report on Form 10-K for the year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLENBOROUGH REALTY TRUST INCORPORATED

Date: April 6, 2005	By:	/s/ Stephen R. Saul
Stephen R. Saul Executive Vice President, Chief Financial Officer and Secretary